PURCHASE AND ASSUMPTION AGREEMENT





                                      Among





                       HUNTINGTON BANCSHARES INCORPORATED,





                          THE HUNTINGTON NATIONAL BANK,






                            FIRST UNITED CORPORATION,



                                       and




                            FIRST UNITED BANK & TRUST

                     PURCHASE AND ASSUMPTION AGREEMENT
                                TABLE OF CONTENTS


ARTICLE I - THE ASSETS.........................................................1

   SECTION 1.1.   BANKING CENTERS..............................................1

ARTICLE II - TRANSFER OF ASSETS AND LIABILITIES................................2

   SECTION 2.1.   TRANSFERRED ASSETS...........................................2
   SECTION 2.2.   PURCHASE PRICE...............................................4
   SECTION 2.3.   DEPOSIT LIABILITIES..........................................6
   SECTION 2.4.   LOANS TRANSFERRED............................................9
   SECTION 2.5.   SAFE DEPOSIT BUSINESS.......................................10
   SECTION 2.6.   EMPLOYEE MATTERS............................................11
   SECTION 2.7.   RECORDS AND DATA PROCESSING, ETC............................12
   SECTION 2.8.   SECURITY....................................................13
   SECTION 2.9.   TAXES AND FEES; PRORATION OF CERTAIN EXPENSES...............13
   SECTION 2.10.  TITLE TO REAL PROPERTY......................................14
   SECTION 2.11.  ENVIRONMENTAL MATTERS.......................................15
   SECTION 2.12.  BROKERAGE ACCOUNT AGREEMENTS................................16

ARTICLE III - CLOSING AND EFFECTIVE TIME......................................17

   SECTION 3.1.   EFFECTIVE TIME..............................................17
   SECTION 3.2.   CLOSING.....................................................18
   SECTION 3.3.   POST CLOSING ADJUSTMENTS....................................20

ARTICLE IV - INDEMNIFICATION..................................................21

   SECTION 4.1.   HUNTINGTON'S INDEMNIFICATION OF PURCHASERS..................21
   SECTION 4.2.   PURCHASERS' INDEMNIFICATION OF SELLERS......................22
   SECTION 4.3.   CLAIMS FOR INDEMNITY........................................22
   SECTION 4.4.   LIMITATIONS ON INDEMNIFICATION..............................23

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SELLERS.........................23

   SECTION 5.1.   CORPORATE ORGANIZATION......................................23
   SECTION 5.2.   NO VIOLATION................................................23
   SECTION 5.3.   CORPORATE AUTHORITY.........................................24
   SECTION 5.4.   ENFORCEABLE AGREEMENT.......................................24
   SECTION 5.5.   NO BROKERS..................................................24
   SECTION 5.6.   PERSONAL PROPERTY...........................................24
   SECTION 5.7.   REAL PROPERTY...............................................24
   SECTION 5.8.   CONDITION OF PROPERTY.......................................25
   SECTION 5.9.   EMPLOYEES...................................................26
   SECTION 5.10.  ASSUMED CONTRACTS...........................................26
   SECTION 5.11.  LOANS.......................................................26
   SECTION 5.12.  ENVIRONMENTAL MATTERS.......................................27
   SECTION 5.13.  DEPOSIT LIABILITIES.........................................28
   SECTION 5.14.  BOOKS, RECORDS, DOCUMENTATION, ETC..........................29
   SECTION 5.15.  LITIGATION..................................................29
   SECTION 5.16.  TAX MATTERS.................................................29
   SECTION 5.17.  LIMITATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES...29

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF PURCHASERS.....................30

   SECTION 6.1.   CORPORATE ORGANIZATION......................................30
   SECTION 6.2.   NO VIOLATION................................................30
   SECTION 6.3.   CORPORATE AUTHORITY.........................................30
   SECTION 6.4.   ENFORCEABLE AGREEMENT.......................................30
   SECTION 6.5.   NO BROKERS..................................................30
   SECTION 6.6.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES..................31

ARTICLE VII - OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME........31

   SECTION 7.1.   FULL ACCESS.................................................31
   SECTION 7.2.   DELIVERY OF MAGNETIC MEDIA RECORDS..........................31
   SECTION 7.3.   APPLICATION FOR APPROVAL....................................32
   SECTION 7.4.   CONDUCT OF BUSINESS; MAINTENANCE OF PROPERTIES..............32
   SECTION 7.5.   NO SOLICITATION BY SELLERS..................................33
   SECTION 7.6.   EFFORTS TO CONSUMMATE; FURTHER ACTIONS......................33
   SECTION 7.7.   FEES AND EXPENSES...........................................34
   SECTION 7.8.   BREACHES WITH THIRD PARTIES.................................34
   SECTION 7.9.   OPERATIONS..................................................34
   SECTION 7.10.  DESTRUCTION AND CONDEMNATION................................36
   SECTION 7.11.  INSURANCE...................................................36
   SECTION 7.12.  PUBLIC ANNOUNCEMENTS........................................36
   SECTION 7.13.  TAX REPORTING...............................................36
   SECTION 7.14.  TRANSITIONAL MATTERS........................................37

ARTICLE VIII - CONDITIONS TO PURCHASERS' OBLIGATIONS..........................37

   SECTION 8.1.   REPRESENTATIONS AND WARRANTIES TRUE.........................37
   SECTION 8.2.   OBLIGATIONS PERFORMED.......................................37
   SECTION 8.3.   NO ADVERSE LITIGATION.......................................37
   SECTION 8.4.   REGULATORY APPROVAL.........................................37

ARTICLE IX - CONDITIONS TO SELLERS' OBLIGATIONS...............................38

   SECTION 9.1.   REPRESENTATIONS AND WARRANTIES TRUE.........................38
   SECTION 9.2.   OBLIGATIONS PERFORMED.......................................38
   SECTION 9.3.   NO ADVERSE LITIGATION.......................................38
   SECTION 9.4.   REGULATORY APPROVAL.........................................38
   SECTION 9.5.   LESSORS' CONSENTS...........................................38

ARTICLE X - TERMINATION.......................................................39

   SECTION 10.1.  METHODS OF TERMINATION......................................39
   SECTION 10.2.  PROCEDURE UPON TERMINATION..................................40
   SECTION 10.3.  PAYMENT OF EXPENSES.........................................40

ARTICLE XI - MISCELLANEOUS PROVISIONS.........................................40

   SECTION 11.1.  ASSIGNMENT TO SUBSIDIARIES..................................40
   SECTION 11.2.  AMENDMENT AND MODIFICATION..................................40
   SECTION 11.3.  WAIVER OR EXTENSION.........................................41
   SECTION 11.4.  ASSIGNMENT..................................................41
   SECTION 11.5.  CONFIDENTIALITY.............................................41
   SECTION 11.6.  ADDRESSES FOR NOTICES, ETC..................................41
   SECTION 11.7.  COUNTERPARTS................................................42
   SECTION 11.8.  HEADINGS....................................................42
   SECTION 11.9.  GOVERNING LAW...............................................42
   SECTION 11.10. SOLE AGREEMENT..............................................42
   SECTION 11.11. PARTIES IN INTEREST.........................................43
   SECTION 11.12  CALCULATION OF DATES AND DEADLINES..........................43

                        PURCHASE AND ASSUMPTION AGREEMENT


     THIS PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement") is entered into as of February 13, 2003, by and between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation having its principal offices in Columbus, Ohio
("Huntington"); THE HUNTINGTON NATIONAL BANK, a national banking association having its principal offices in Columbus, Ohio ("HNB"); FIRST UNITED CORPORATION, a Maryland corporation having its principal offices in Oakland, Maryland ("First United"); and First United Bank & Trust, a Maryland state chartered commercial bank having its principal offices in Oakland, Maryland ("First United Bank").


                                    Recitals

     A. Huntington, by its own actions and through the actions of HNB (Huntington and HNB being hereinafter referred to as "Sellers"), wishes to divest itself of certain assets, deposits, and other liabilities.

     B. First United, by its own actions and through the actions of First United Bank (First United and First United Bank being hereinafter referred to as "Purchasers"), wishes to purchase such assets and assume such liabilities upon the terms and conditions set forth in this Agreement.


                                    Agreement
                                    ---------

     NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, Sellers and Purchasers agree as follows:


                             ARTICLE I - THE ASSETS

Section 1.1. Banking Centers.

Purchasers shall purchase from Sellers the "Transferred Assets" (as defined in Section 2.1 below), and assume certain liabilities assigned to the branch banking offices and commercial loan center of Sellers identified on Exhibit 1.1 (each, a "Banking Center" and, collectively, the "Banking Centers").

                 ARTICLE II - TRANSFER OF ASSETS AND LIABILITIES
                 -----------------------------------------------

Section 2.1.  Transferred Assets.
------------  ------------------

(a) As of the "Effective Time" (as defined in Section 3.1 below) and upon the terms and conditions set forth herein, Sellers will sell, assign, transfer, convey, and deliver to Purchasers or, solely with respect to paragraph 2.1(a)(6) below, Purchasers' assignees, and Purchasers will purchase from Sellers, all of Sellers' right, title, and interest in and to the following assets located at or attributed to the Banking Centers, except as otherwise excluded from sale pursuant to the provisions of paragraph 2.1(b) below (collectively, the "Transferred Assets"):

     (1) all of Sellers' transferable right, title, and interest in and to all real estate and improvements thereon located at the Banking Centers, but not including any leasehold estates covered by item (3) below, together with all assignable rights and appurtenances pertaining thereto (the "Real Property");

     (2) the furniture, fixtures, leasehold improvements, equipment, and other tangible personal property located on or affixed to the Real Property or located at the leased Banking Center location, including, any of such items on order at the Closing or subject to the terms of any Equipment Leases (collectively, the "Personal Property");

     (3) all assignable leases affecting the Banking Centers, including the lease of real property where Sellers are the lessee associated with the Martinsburg Main Banking Center (the "Real Property Lease"), and all assignable leases for equipment and the free standing ATM at Old Courthouse Square Shopping Center, Martinsburg, West Virginia (collectively, the "Equipment Leases"), and those assignable, stand-alone software licenses and leases acceptable to Purchasers (the "Software Licenses");

     (4) all safe deposit contracts and leases for the safe deposit boxes (exclusive of contents) located at the Banking Centers as of the Effective Time (the "Safe Deposit Contracts");

     (5)  all "Loans" (as defined in Section 2.4 below);

     (6) subject to Section 2.12, all customer account agreements between Huntington Investment Company ("HIC") and customers of the Banking Centers relating to accounts maintained through one of the Banking Centers in connection with HIC's business of providing investment products (including mutual funds, fixed income products, equities, equity options, and fixed and variable annuities) to such customers ("Brokerage Account Agreements"), as well as all of Sellers' rights to or interest in any commissions or income arising from the sale of such products pursuant to Brokerage Account Agreements and not paid prior to the Effective Time;

     (7) all coins and currency located at the Banking Centers as of the Effective Time (the "Coins and Currency"); and

     (8)  all assignable  operating  contracts of the Banking  Centers listed on
          Exhibit 2.1(a) (the "Operating Contracts").

(b)  The  following  items  shall  be  excluded  from  the  Transferred   Assets
     (collectively, the "Excluded Assets"):

     (1) the proprietary merchandising equipment and other assets, including without limitation, the ARGO teller system and the control panel for the security systems, listed on Exhibit 2.1(b)(1) hereto;

     (2) Sellers' rights in and to the names "Huntington" and any of their predecessor banks' names and any of Sellers' or Sellers' predecessors' corporate logos, trademarks, trade names, signs, paper stock forms, and other supplies containing any such logos, trademarks, or trade names;

     (3) residential mortgage servicing rights for 1-4 family residential mortgages loans at the Banking Centers;

     (4) any regulatory licenses or any other nonassignable licenses and permits;

     (5) the line of Huntington's business which pertains to the origination of indirect automobile loans and leases, including floor plan financing ("Dealer Sales");

     (6) the line of Huntington's business which deals in merchant services for credit and debit card processing which operates through Huntington Merchant Services, L.L.C., which is jointly owned with First Data Merchant Services, Inc. ("Merchant Card Services");

     (7) Huntington Bank's credit card program with Chase Manhattan Bank USA, National Association, and all rights, duties, obligations, and relationships arising in connection therewith (the "Credit Card Program");

     (8) the line of Huntington's business which deals in origination of mortgage loans ("Mortgage Loan Origination");

     (9)  proprietary Huntington software; and

     (10) all contracts or agreements which create, modify, or govern Huntington Bank's fiduciary and non-fiduciary trust, custody, estate administration, and guardian administration accounts and any rights of Huntington Bank to the physical assets of such accounts or to hold the physical assets of such accounts in accordance with the relevant trust agreement.

Sellers shall coordinate with Purchasers to remove the Excluded Assets from the Banking Centers on or prior to the Effective Time. Sellers shall remove the Excluded Assets at their own cost and using their reasonable efforts to attempt to minimize any damage as a result of such removal. Apart from making any repairs necessitated by Sellers' negligence in removing the Excluded Assets, Sellers shall be under no obligation to restore the premises to their original condition, which shall be the responsibility of Purchasers.

Section 2.2. Purchase Price.
------------ --------------

(a) As consideration for the purchase of the Banking Centers, Purchasers shall pay Sellers a purchase price equal to the sum of the following:

     (1) the "Net Book Value" (as defined in paragraph 2.2(d) hereof) of the Personal Property and the Real Property at the Banking Centers on the Closing Date;

     (2) a premium for the "Deposit Liabilities" (as defined in paragraph 2.3(a) hereof) and franchise value assigned to the Banking Centers equal to 11.0% of such Deposit Liabilities;

     (3) the "Net Book Value" (as defined in paragraph 2.2(d) hereof) of the Loans as set forth in Section 2.4 hereof as of the Effective Time; and

     (4)  the face amount of the Coins and Currency.

(b) In addition, Purchasers shall assume, as of the Effective Time, the Deposit Liabilities and all duties, obligations, and liabilities related to any of the following accruing or arising on or after the Effective Time: (i) the Real Property, (ii) the Real Property Lease, (iii) the Equipment Leases,
     (vi) the Software Licenses, (v) the Safe Deposit Contracts, and (vi) all Operating Contracts. Specifically excluded from the above are:

     (1) liabilities or obligations with respect to any litigation, suits, claims, demands, or governmental proceedings arising from any fact, circumstance, or event occurring prior to the Effective Time and related to the Banking Centers; and

     (2) any and all obligations arising under any service agreements entered into between Huntington and its subsidiaries or other affiliates.

(c) Sellers shall prepare a balance sheet (the "Pre-Closing Balance Sheet") in accordance with generally accepted accounting principles consistently applied as of a date not earlier than 30 calendar days prior to the Effective Time anticipated by the parties (the "Pre-Closing Balance Sheet Date") reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder. Sellers agree to pay to Purchasers at the Closing (as defined in Section 3.1 hereof), in immediately available funds, the excess amount, if any, of the amount of Deposit Liabilities assumed by Purchasers pursuant to paragraph (b) above, as reflected by the Pre-Closing Balance Sheet, over the aggregate purchase price computed in accordance with paragraph (a) above, as reflected by the Pre-Closing Balance Sheet. Purchasers agree to pay Sellers at the Closing, in immediately available funds, the excess, if any, of the aggregate purchase price computed in accordance with paragraph (a) above, as reflected by the Pre-Closing Balance Sheet, over the amount of Deposit Liabilities assumed by Purchasers pursuant to paragraph (b) above, as reflected by the Pre-Closing Balance Sheet. The purchase price, as well as each of the items described in paragraphs (a)(1) through (4) above and all amounts paid at the Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined in Section 3.3 hereof).

(d) The "Net Book Values" of the Personal Property and the Real Property are the values that the relevant assets are carried on Sellers' general ledger. The "Net Book Value" of the Loans is the aggregate principal amount of the Loans, plus accrued and unpaid interest, late charges, bad check fees, and other accrued charges thereon, but such value shall not include any loan loss reserves or general reserve.

(e) Sellers and Purchasers agree to allocate the purchase price in accordance with Section 1060 of the Internal Revenue Code (the "Code"). Within 120
     days after the Closing Date, Purchasers shall provide to Sellers Purchasers' proposed allocation of the purchase price as finally determined and paid by Purchasers hereunder. Within 30 days after the receipt of such allocation, Sellers shall propose to Purchasers any changes to such allocation or otherwise shall be deemed to have agreed with such allocation. Sellers and Purchasers shall reduce such allocation to writing, including jointly and properly executing a completed Internal Revenue Service Form 8594, and any other forms or statements required by the Code, Treasury Regulations, or the Internal Revenue Service, together with any and all attachments required to be filed therewith. Sellers and Purchasers shall file timely any such forms and statements with the Internal Revenue Service. To the extent consistent with applicable law, Sellers and Purchasers shall not file any tax return or other documents or otherwise take any position with respect to taxes which is inconsistent with such allocation of the final purchase price, provided, however, that neither Sellers nor Purchasers shall be obligated to litigate any challenge to such allocation of the final purchase price by a governmental authority. Sellers and Purchasers shall promptly inform one another of any challenge by any governmental authority to any allocation made pursuant to this paragraph and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal, or submission with respect to, such challenge.

Section 2.3. Deposit Liabilities.
------------ -------------------

(a) "Deposit Liabilities" shall mean all of HNB's duties, obligations, and liabilities, as recorded on HNB's books and records as of the Effective Time, for payment to the depositors of, and HNB's written contractual duties and obligations relating to, the deposit accounts assigned to the Banking Centers as of the Effective Time (including accrued but unpaid or uncredited interest thereon).

(b) Except for those liabilities and obligations specifically assumed by Purchasers under 2.2(b) above, Purchasers are not assuming any other liabilities or obligations. Liabilities not assumed include, but are not limited to, the following:

     (1) Sellers' cashier checks, letters of credit, money orders, traveler's checks, interest checks and expense checks issued prior to the Effective Time, consignments of U.S. Government "E" and "EE" bonds, and any cash items paid by Sellers and not cleared prior to the Effective Time;

     (2) deposit accounts associated with or securing lines of credit where the line of credit is excluded in accordance with paragraph 2.4(b); and

     (3) individual retirement accounts which, by their terms, are not subject to assignment, it being understood that all other types of IRA Deposit Liabilities are intended to be transferred.

(c) Sellers do not represent or warrant that any deposit customers whose accounts are assumed by Purchasers will become or continue to be customers of Purchasers after the Effective Time.

(d) After the Effective Time, Purchasers agree to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts, and withdrawal orders presented to Purchasers by mail, over the counter, or through the check clearing system of the banking industry by depositors of the accounts assumed, whether drawn on the checks, withdrawal forms, or draft forms provided by Sellers or by Purchasers, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Sellers with respect to the balances due and owing to the depositors whose accounts are assumed by Purchasers; provided that Purchasers shall not be obligated to honor or pay any item if there are insufficient funds in the customer's account when presented.

(e) If, after the Effective Time, any depositor, instead of accepting the obligation of Purchasers to pay the Deposit Liabilities assumed, shall demand payment from Sellers for all or any part of any such assumed Deposit Liabilities, Sellers shall not be liable or responsible for making any such payment; provided, that if Sellers shall pay the same, Purchasers agree to reimburse Sellers for any such payments, and Sellers shall not be deemed to have made any representations or warranties to Purchasers with respect to any such checks, drafts, or withdrawal orders and any such representations or warranties implied by law are hereby expressly disclaimed. Sellers and Purchasers shall make arrangements to provide for the daily settlement with immediately available funds by Purchasers of checks, drafts, withdrawal orders, returns, and other items presented to and paid by Sellers within 90 calendar days after the Effective Time and drawn on or chargeable to accounts that have been assumed by Purchasers; provided, however, that Sellers shall be held harmless and indemnified by Purchasers for acting in accordance with such arrangements.

(f) Purchasers agree, at their cost and expense, (i) to notify such depositors, on or before the Effective Time, in a form and on a date mutually acceptable to Sellers and Purchasers, of Purchasers' assumption of Deposit Liabilities, (ii) to furnish such depositors with checks on the forms of Purchasers and with instructions to utilize Purchasers' checks and to destroy any unused check, draft, and withdrawal order forms of Sellers (if Purchasers so elect, Purchasers may offer to buy from such depositors their unused Sellers' check, draft, and withdrawal order forms), (iii) to reissue all ATM and debit cards associated with the depositors of assumed Deposit Liabilities, (iv) to replace all line of credit checks with checks on the forms of Purchasers with instructions to utilize Purchasers' checks and to destroy the unused checks, and (v) to disable and to notify customers of the disabling of all credit card overdraft protection or notify the customers of alternative over-draft protection through a different credit card or line of credit. At their expense, Sellers will prepare and deliver to Purchasers two sets of their normal customer mailing labels relating to the Deposit Liabilities. In addition, subsequent to regulatory approval, Sellers will notify their affected customers by letter of the pending assignment of Sellers' Deposit Liabilities to Purchasers, which notice shall be at Sellers' cost and expense and shall be in a form mutually agreeable to Sellers and Purchasers. Sellers and Purchasers will coordinate with each other as to the time and manner of notification to customers consistent with regulatory requirements.

(g) Purchasers agree to pay promptly to Sellers an amount equivalent to the amount of any checks, drafts, or withdrawal orders credited to any assumed Deposit Liabilities as of the Effective Time that are returned to Sellers after the Effective Time.

(h) As of the Effective Time, Purchasers will assume and discharge Sellers' duties and obligations in accordance with the terms and conditions and laws, rules, and regulations that apply to the certificates of deposit, accounts, and other Deposit Liabilities assumed under this Agreement.

(i) As of the Effective Time, Purchasers will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items, and other records related to the Deposit Liabilities assumed under this Agreement, subject to Sellers' right of access to such records as provided in this Agreement.

(j) Sellers will render a final statement to each depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time and will comply with all laws, rules, and regulations regarding tax reporting of transactions of such accounts through the Effective Time. Sellers will be entitled to impose normal fees and service charges on a per-item basis, but Sellers will not impose periodic fees or blanket charges in connection with such final statements. Purchasers will comply with all laws, rules, and regulations regarding tax reporting of transactions of such accounts after the Effective Time.

(k) Prior to the Closing Date, Purchasers, at their expense, will notify all Automated Clearing House ("ACH") originators of the transfers and assumptions made pursuant to the Agreement; provided, however, that Sellers shall have provided Purchasers with all information necessary to make such notifications and provided, further, that Sellers may, at their option, notify all such originators (on behalf of Purchasers) also at the expense of Purchasers. For a period of 90 calendar days beginning on the Effective Time, Sellers will honor all ACH items related to accounts assumed under this Agreement which are mistakenly routed or presented to Sellers. Sellers will make no charge to Purchasers for honoring such items, and will electronically transmit such ACH data to Purchasers. If Purchasers cannot receive an electronic transmission, Sellers will make available to Purchasers at Sellers' operations center receiving items from the Automated Clearing House tapes containing such ACH data. Items mistakenly routed or presented after the 90-day period will be returned to the presenting party. Sellers and Purchasers shall make arrangements to provide for the daily settlement with immediately available funds by Purchasers of any ACH items honored by Sellers, and Sellers shall be held harmless and indemnified by Purchasers for acting in accordance with this arrangement to accept ACH items.

(l) As of the Effective Time, Sellers shall transfer and assign all files, documents, and records related to the Deposit Liabilities to Purchasers, including such information held in electronic form, and Purchasers will be responsible for maintaining and safeguarding all such materials in accordance with applicable law and sound banking practices.

(m) Sellers and Purchasers agree to cooperate in good faith to develop a mutually satisfactory method with respect to terminating, transferring, converting, and/or otherwise resolving issues related to insurance products associated with Deposit Liabilities, including accidental death and dismemberment insurance coverage in connection with Deposit Liabilities. The parties' obligations in this paragraph (m) are subject to any restrictions contained in existing insurance contracts as well as applicable laws and regulations.

Section 2.4. Loans Transferred.
------------ -----------------

(a) Sellers will transfer to Purchasers as of the Effective Time, subject to the terms and conditions of this Agreement, all of Sellers' right, title, and interest in (including accrued but unpaid interest and late charges and collateral relating thereto) loans maintained, serviced, and listed as loans assigned to the Banking Centers (collectively, the "Loans"); provided, however, the Loans shall not include any loans described in paragraph (b) below. Such Loans (as well as any lien or security interest related thereto) shall be transferred by means of a blanket (collective) assignment and not individually (except as may be otherwise required by law).

(b) Notwithstanding the provisions of paragraph (a) above, the Loans shall not include:

     (1) nonaccruals (which term shall include loans in which the collateral securing same has been repossessed or in which collection efforts have been instituted or claim and delivery or foreclosure proceedings have been filed);

     (2) loans 90 calendar days or more past due or otherwise in default and consumer loans which have been 30 days or more past due three or more times during the preceding 12-month period;

     (3)  loans upon which insurance has been force-placed;

     (4) loans in connection with which the borrower has filed a petition for relief under the United States Bankruptcy Code prior to the Effective Time;

     (5) Loans originated through, and arrangements with motor vehicle dealers in connection with, Huntington's Dealer Sales;

     (6) servicing rights in connection with residential real estate related loans; and

     (7)  the loans listed on Exhibit 2.4(b) hereto.

(c) Sellers and Purchasers agree to cooperate in good faith to develop a mutually satisfactory method with respect to terminating, transferring, converting, and/or otherwise resolving issues related to insurance products associated with Loans, including (1) single premium credit life and accident and health insurance in connection with closed-end Loans, (2) monthly outstanding balance credit life and accident and health insurance in connection with closed-end Loans, and (3) outstanding balance credit life and accident and health insurance in connection with open-end Loans. The parties' obligations in this paragraph (c) are subject to any restrictions contained in existing insurance contracts as well as applicable laws and regulations.

(d) In connection with the transfer of any Loans requiring notice to the borrower and the servicer, Purchasers and Sellers will comply with all notice and reporting requirements of the loan documents or of any law or regulation.

(e) All Loans will be transferred without recourse and without any warranties or representations as to their collectibility or the creditworthiness of any of the obligors of such Loans.

(f) Purchasers will, at their expense, issue new coupon books or other forms of payment identification for payment of Loans for which Sellers provide coupon books with instructions to utilize Purchasers' coupons or forms and to destroy coupons furnished by Sellers.

(g) For a period of 90 calendar days after the Effective Time, Sellers will forward to Purchasers loan payments received by Sellers. Purchasers shall reimburse Sellers for checks returned on payments forwarded to Purchasers.

(h) As of the Effective Time, Sellers shall transfer and assign all files, documents, and records related to the Loans to Purchasers, including such information held in electronic form, and Purchasers will be responsible for maintaining and safeguarding all such materials in accordance with applicable law and sound banking practices.

(i) If the balance due on any Loan purchased pursuant to this Section 2.4 has been reduced by Sellers as a result of a payment by check received prior to the Effective Time, which item is returned after the Effective Time, the asset value represented by the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Purchasers to Sellers promptly upon demand.

(j) Sellers shall grant to Purchasers as of the Effective Time a limited power of attorney, in substantially the form attached hereto as Exhibit 2.4(j) (the "Power of Attorney").

Section 2.5. Safe Deposit Business.
------------ ---------------------

(a) As of the Effective Time, Purchasers will assume and discharge Sellers' obligations with respect to the safe deposit box business at the Banking Centers in accordance with the terms and conditions of contracts or rental agreements related to such business, and Purchasers will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them.

(b) As of the Effective Time, Sellers shall transfer and assign the records related to such safe deposit box business to Purchasers, and Purchasers shall maintain and safeguard all such records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Banking Centers.

(c) Safe deposit box rental payments collected by Sellers before the Effective Time shall be prorated to the Closing Date.

Section 2.6. Employee Matters.
-----------  ----------------

(a) Purchasers will offer employment to all employees of Sellers at the Banking Centers as of the Effective Time (individually, an "Employee," and collectively, the "Employees"). Any Employee who is on a leave of absence with Sellers at the Closing Date shall be offered employment by Purchasers following their return from such leave so long as such return is within 6 months of the Closing Date. The base salary for each Employee hired by Purchasers shall not be less than the base salary provided by Sellers immediately prior to the Effective Time. For purposes of eligibility, participation, vesting, and benefit accrual under the First United Corporation 401(k) Profit Sharing Plan or any successor plan thereto, Purchasers agree to give the Employees that are hired by Purchasers service credit for all periods of employment with Sellers (including their affiliates and their predecessor entities), that are recognized by Sellers for those purposes under the Huntington Investment and Tax Savings Plan immediately prior to the Closing Date. With respect to Purchasers' other employee benefit plans, including the First United Bank and Trust Pension Plan, the Employees will be treated as new hires, except that the Employees will be given the same amount of service credit for eligibility, participation, and vesting purposes under the First United Bank and Trust Pension Plan as they are given for the same purposes under the First United Corporation 401(k) Profit Sharing Plan. For purposes of vacation, and personal day entitlement, Family and Medical Leave Act entitlement, or any other employment policy or practice where length of service is a consideration, Purchasers agree to give the Employees that are hired by Purchasers service credit for all periods of employment with Sellers (including their affiliates and their predecessor entities) that are recognized by Sellers for those purposes immediately prior to the Closing Date. For purposes of determining the number of accumulated sick days Employees will have under Purchasers' sick day policy as of the Closing Date, Purchasers agree to grandfather the number of unused sick days each Employee has remaining under Sellers' sick day policy as of the Closing Date. The Employees who immediately become employees of Purchasers will immediately be eligible to participate in each welfare benefit plan maintained by Purchasers without regard to waiting periods, if such Employees are participating in Sellers' corresponding welfare benefit plans immediately prior to the Closing Date. To the extent there are pre-existing condition limitations under Purchasers' medical and dental plans applicable to any Employee, Sellers and Purchasers agree to cooperate in good faith to develop a mutually satisfactory method to provide such Employee with uninterrupted coverage and any additional cost associated with such method shall be paid by Purchasers. With respect to Purchaser's long-term disability plan, Employees who have satisfied all or a portion of the pre-existing condition limitation of the long-term disability plan of Sellers (including their affiliates and their predecessor entities) will be given credit toward satisfaction of any pre-existing condition limitation in Purchaser's long-term disability plan.

     To the extent that any Employee has satisfied in whole or in part any annual deductible under a welfare benefit plan, or has paid any out-of-pocket expenses pursuant to any welfare benefit plan co-insurance provision, in each case with respect to the calendar year in which the Closing Date occurs, such amount shall be counted toward satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under the comparable benefit plans and programs provided to Employee by Purchasers. Purchasers shall offer and pay continued salary as described in the Huntington Bancshares Incorporated Transition Pay Plan to any Employee terminated by Purchasers without cause (as defined under the Transition Pay Plan, but as determined by Purchaser) within one year of the Closing Date. For purposes of determining the length of time for salary continuation, Purchasers agree to give Employees service credit for all periods of employment with Sellers (including their affiliates and their predecessor entities) that are recognized by Sellers for that purpose under the Transition Pay Plan immediately prior to the Closing Date. Purchasers shall not be responsible or liable for any benefits accrued under the pension or welfare plans of Sellers. Sellers will be responsible for all accrued but not paid vacation pay for the Employees through the Closing Date.

(b) After the execution of this Agreement, Sellers will continue their normal employment practices in staffing the Banking Centers; however, Sellers make no representations or warranties about whether any of the Employees who become employees of Purchasers will remain employed at the Banking Centers after the Effective Time. Sellers will: (i) use their best efforts to maintain the Employees as employees of Sellers at the Banking Centers until the Effective Time, (ii) refrain from dissuading any Employee from accepting an offer of employment with Purchasers, and (iii) refrain from recruiting employees for alternate positions with Sellers. Sellers shall affirmatively advise Banking Centers Employees that their current positions will terminate as of the Effective Time. Any Employee whose employment shall be terminated for any reason prior to the Effective Time shall be dealt with by Sellers in their sole and absolute discretion. Sellers agree that, for a period of 24 months after the Closing Date, they will not solicit for employment any Employee who remains employed by Purchasers.

(c) After the execution of this Agreement and subject to any legal restrictions, Sellers shall permit Purchasers, at reasonable times and upon reasonable notice, to examine and inspect Sellers' records relating to Employees.


Section 2.7. Records and Data Processing, etc.
-----------  ---------------------------------

(a)  As  of  the  Effective  Time,   Purchasers  shall  become  responsible  for
     maintaining the files, documents, and records referred to in this Agreement. Purchasers will preserve and hold them in safekeeping as required by applicable law and sound banking practice for the joint benefit of Sellers and Purchasers. After the Effective Time, Purchasers will permit Sellers and their representatives, for reasonable cause, at reasonable times and upon reasonable notice, to examine, inspect, copy, and reproduce any such files, documents, or records as Sellers deem reasonably necessary and to have similar access to such records and Sellers' former employees for purposes of preparation of records and reports (including regulatory and tax reports and returns) and as Sellers require in connection with third party litigation.

(b) As of the Effective Time, Sellers will permit Purchasers and their representatives, for reasonable cause, at reasonable times and upon reasonable notice, to examine, inspect, copy, and reproduce files, documents, or records retained by Sellers regarding the assets and liabilities transferred under this Agreement as Purchasers deem reasonably necessary.

(c) For a period of 180 days after the Effective Time, the party providing copies of records shall do so without charge; thereafter, it may charge its customary rate for such copies.

(d) It is understood that certain of Sellers' records, including certificates of deposit, may be available only in electronic form or in the form of photocopies, film copies, or other non-original and non-paper media.

(e) After the execution of this Agreement, Sellers will work with Purchasers to prepare mutually satisfactory schedules of Transferred Assets to be sold hereunder.

Section 2.8. Security.
-----------  --------

As of the Effective Time, Purchasers shall be solely responsible for the security of and insurance on all persons and property located in or about the Banking Centers.

Section  2.9.  Taxes  and  Fees;  Proration  of  Certain  Expenses.
------------   ---------------------------------------------------

(a) Purchasers shall not be responsible for, or have any liability with respect to, taxes on any income to Sellers arising out of this transaction. Purchasers shall not be responsible for any income tax liability of Sellers arising from the business or operations of the Banking Centers before the Effective Time, and Sellers shall not be responsible for any tax liabilities of Purchasers arising from the business or operations of the Banking Centers after the Effective Time. All excise, sales, use, and transfer taxes that are payable or that arise as a result of the consummation of the transactions contemplated by this Agreement shall be paid one-half by Purchasers and one-half by Sellers, and each of
     Purchasers, on the one-hand, and Sellers, on the other hand, shall indemnify and hold the other harmless from and against any such taxes in excess of the portion to be paid by such other party. Utility payments, telephone charges, real property taxes, personal property taxes, rent, salaries, deposit insurance premiums or assessments, maintenance items, annual assessments, other ordinary operating expenses of the Banking Centers, and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Time. To the extent any such item has been prepaid by Sellers for a period extending beyond the Effective Time, there shall be a proportionate monetary adjustment in favor of Sellers. Purchasers shall be responsible for the payment of any non-delinquent special assessments. Real estate taxes shall be prorated, based upon the maximum allowable discount and other applicable exemptions.

(b) Sellers and Purchasers shall each be responsible for their own costs with respect to the preparation and filing of any tax returns, as well as the preparation, review, and analysis of the allocation statements and any forms or statements prepared in connection with the allocation of the final purchase price.

Section 2.10. Title to Real Property.
------------  ----------------------

(a) Sellers agree to deliver to Purchasers as soon as reasonably possible upon Purchasers' request copies of all title information in possession of Sellers, including, but not limited to, title insurance policies, attorneys' opinions on title, surveys, covenants, deeds, and easements relating to the Real Property and the leased Banking Center location. Such delivery shall constitute no warranty by Sellers as to the accuracy or completeness thereof or that Purchasers are entitled to rely thereon.

(b) Purchasers shall have the right to obtain, at Purchasers' sole cost and expense:

     (1) a title insurance commitment from a title insurance company selected by Purchasers and an owner's policy of title insurance insuring Purchasers' title to the Real Property and related easements and rights appurtenant thereto for the Net Book Value of the land and buildings; and

     (2) a survey as is required by the title insurer to remove the survey exception in the title insurance policy, to be conducted by a surveyor selected by Purchasers.

(c) Purchasers agree to notify Sellers, in writing, within 60 calendar days after the date of this Agreement, of any mortgages, pledges, material liens, encumbrances, reservations, tenancies, encroachments, overlaps or other title exceptions, survey objections, or zoning or similar land use violations (excluding legal but nonconforming uses), or material engineering or structural problems related to the Real Property or the leased Banking Center location to which Purchasers reasonably object (the "Title Defects"). If Purchasers do not notify Sellers of Title Defects within such time period, Purchasers shall be deemed to have waived their rights under this Section 2.10 and Article IV as to such Title Defects. Purchasers agree that Title Defects shall not include real property taxes not yet due and payable or easements, restrictions, tenancies, survey matters, or other title matters, and rights of way which do not materially interfere with the use of the Real Property or the leased Banking Center location as such facilities are currently utilized ("Permitted Encumbrances"; the term "Permitted Encumbrances" shall also include any title defects, deficiencies, exceptions, or encumbrances to which Purchasers fail to object within said 60-day period, or to which Purchasers object within said 60-day period but which Sellers do not correct and which Purchasers expressly accept in writing). Sellers shall make a good faith effort to correct any such Title Defect to Purchasers' reasonable satisfaction prior to the Closing Date; provided, however, that Sellers shall not be obligated to bring any lawsuit or make any payments of money (except to pay liens that Sellers do not dispute in good faith) to cure a Title Defect. If Sellers are unable to cure any such Title Defects to Purchasers' reasonable satisfaction prior to Closing, Sellers shall transfer title with the uncured Title Defects to Purchasers and Purchasers shall be entitled to the indemnification provided by Article IV with respect to any uncured Title Defects.

(d) Purchasers shall have the right to request that the title insurance company update title matters up to 10 business days prior to the Closing Date for any changes which may have arisen between the date of the original title search and the Closing Date. If such update indicates that any Title Defects have been placed of record or have come into existence since the date of Purchasers' original title search, and Purchasers reasonably object thereto in writing, then Sellers shall make a good faith effort to cure any such Title Defect to Purchasers' reasonable satisfaction; provided that Sellers shall not be obligated to bring any lawsuit or make any payments of money (except to pay liens that Sellers do not dispute in good faith) to cure a Title Defect. If Sellers are unable to cure any such Title Defect, Sellers shall transfer title with the uncured Title Defects to Purchasers and Purchasers shall be entitled to the indemnification provided by Article IV with respect to any uncured Title Defects.

Section 2.11. Environmental Matters.
------------  ---------------------

(a) Sellers agree to deliver to Purchasers as soon as reasonably possible, upon Purchasers' request, copies of all environmental studies, reports, and audits in Sellers' possession related to the Banking Centers. Sellers do not make any representation or warranty regarding any aspect of any report delivered to Purchaser, including without limitation, the accuracy or completeness of the report, its preparation, or any information upon which it is based. Any reliance on the report or any information contained in the report shall be at Purchaser's risk. Sellers agree to use reasonable efforts to assist Purchasers in obtaining reliance letters from the environmental consultants or other parties that issued such studies, reports, or audits that would permit Purchasers to rely thereon, but Sellers shall not be obligated to incur any cost or liability in connection therewith.

(b) Sellers authorize Purchasers and/or their agents or contractors to contact governmental agencies regarding the environmental status of the Real Property or the leased Banking Center location. In addition, Purchasers shall have the right, but not the obligation, at their sole cost and expense, to cause such investigations and tests to be made as they deem necessary to determine whether there has been any soil, surface water, groundwater, or building space contamination on or under the Real Property or the leased Banking Center location; provided, however, that without the prior written consent of Sellers, which consent will not unreasonably be withheld, and execution of a satisfactory property access agreement, Purchasers shall not conduct subsurface testing or any ground water monitoring, install any test well, or undertake any other investigation which requires a permit or license from, or the reporting of the investigation or the results thereof to, a local or state environmental regulatory authority or the United States Environmental Protection Agency. Sellers shall provide reasonable assistance to Purchasers and/or their agents or contractors in their evaluation and testing of the Real Property or the leased Banking Center location and Sellers shall provide Purchasers and/or their agents or contractors access to pertinent records and documents. Any tests performed by Purchasers shall be conducted in a manner so as not to permanently or materially damage the Real Property or the leased Banking Center location. If any damage is caused, Purchasers shall immediately repair and restore the Real Property or the leased Banking Center location to its former condition. Purchasers shall be responsible to Sellers for, and shall indemnify, defend, and hold harmless Sellers from and against any and all losses, claims, damages, liabilities, and causes of action for personal injury or property damage or loss to persons or property (including reasonable attorneys' fees) arising from such entry, use, or occupancy of the Real Property or leased Banking Center location, unless caused by the sole negligence of Sellers. This indemnity shall survive the Closing or termination of this Agreement. Purchasers shall furnish Sellers with a copy of each report setting forth the results of any test performed by Purchasers within ten days after receipt. Purchasers shall not submit a copy of any such report to any governmental agency unless specifically required by applicable law; and, if so required, Purchasers shall simultaneously provide to Sellers a copy of any information submitted to such agency.

          Purchasers shall report the results of any such investigations or tests to Sellers no later than 30 days after the date of this Agreement. If Purchasers' investigations or tests reveal any environmental conditions that would cause a reasonably prudent purchaser to require a Phase II report to determine the existence of a Material Adverse Environmental Condition (defined below), Sellers and Purchases agree to use good faith efforts to select a mutually acceptable environmental consultant as soon as possible to determine whether such a condition is a Material Adverse Environmental Condition and agree to share equally the cost of retaining the consultant for such purpose. "Material Adverse Environmental Condition" means an environmental condition that is reasonably likely to cost more than $75,000 to remediate to a commercial use standard, as determined by such environmental consultant. If Purchasers object to any Material Adverse Environmental Condition which impacts the Banking Centers, Sellers shall have the right, but not the obligation, to cure any such Material Adverse Environmental Condition. If Sellers are unable or unwilling to cure such problem prior to the Effective Time, Sellers shall transfer title to the Banking Center with the uncured Material Adverse Environmental Condition to Purchasers and Purchasers shall be entitled to the indemnification provided by Article IV with respect to such uncured Material Adverse Environmental Condition.

Section 2.12. Brokerage Account Agreements.
------------  ----------------------------

Sellers will cause HIC to use reasonable efforts to transfer and assign, as of the Effective Date, the Brokerage Account Agreements and all of HIC's rights to or interest in any commissions or income arising from the sale of products pursuant to such Brokerage Account Agreements and not paid prior to the Effective Time to a replacement broker-dealer designated by Purchasers and acceptable to Sellers, which acceptance shall not be unreasonably withheld. Such transfer and assignment of the Brokerage Account Agreements will be subject to such replacement broker-dealer assuming, as of the Effective Date, in form satisfactory to Seller's counsel, all duties, obligations, and liabilities related to Brokerage Account Agreements accruing or arising on or after the Effective Date. To the extent allowable under applicable law, rules, and regulations, Sellers will provide the current customer lists and account holdings of such Brokerage Account Agreements in such formats as reasonably requested by Purchasers, provided that such format is readily available to HIC, and HIC will execute such consents as may be reasonably required to effect such transfer and assignment. No party shall be required to take any action under this Section 2.12 that is inconsistent with any applicable state, federal, or local laws, rules, and regulations, any NASD or other SRO rules or rule interpretation, or HIC's policies and procedures.


                    ARTICLE III - CLOSING AND EFFECTIVE TIME
                    ----------------------------------------

Section 3.1. Effective Time.
-----------  --------------

(a) The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the "Closing") to be held on a Friday at the offices of Sellers in Columbus, Ohio, at 10:00 a.m., local time, or at such other time, place, and manner as the parties shall mutually agree, on a date to be mutually agreed upon between the parties, which date shall be after the receipt of all necessary approvals by regulatory agencies and after all statutory waiting periods have expired and no later than August 31, 2003. The effective time (the "Effective Time") shall be 5:00 p.m., local time, on the day on which the Closing occurs (the "Closing Date").

(b) Sellers and Purchasers may agree to conduct the Closing by exchanging executed and original documents by overnight courier service for delivery on the Closing Date. In this case, all Closing documents shall be held in escrow by the parties' counsel pending their receipt of confirmation that all Closing documents have been received and are satisfactory, respectively, and that the parties' wire transfer(s) of funds required under this Agreement have been received and credited to their designated account(s). Upon the parties' receipt of such confirmation(s), respectively, such Closing documents shall be released from escrow by such counsel and the Closing shall be deemed to have been consummated.

Section 3.2.        Closing.
-----------         -------

(a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b) At the Closing, subject to all the terms and conditions of this Agreement, Sellers shall execute and deliver to Purchasers or, in the case of items
     (6), (7), (8), (10), and (11), make reasonably available to Purchasers:

     (1) special warranty deeds in recordable form executed by the appropriate Seller transferring Sellers' title to the Real Property, subject to the Permitted Encumbrances, in and to each parcel of Real Property to Purchasers in substantially the form attached hereto as Exhibit 3.2(b)(1); provided, however, that Huntington's obligation to indemnify Purchasers under Section 4.1(a)(ii) shall expressly survive, and shall not be deemed to have been merged with, or otherwise abrogated by, Purchasers' acceptance of any deed to the Real Property or assignment of the Real Property Lease pursuant to Section 3.2(b)(4);

     (2) a Bill of Sale, in substantially the form attached hereto as Exhibit 3.2(b)(2) (the "Bill of Sale"), transferring to Purchasers all of Sellers' interest in the Personal Property and in the Loans;

     (3) an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 3.2(b)(3) (the "Assignment and Assumption Agreement"), assigning Sellers' interest in the Equipment Leases, the Software Licenses, the Safe Deposit Contracts, the Operating Contracts, and the Deposit Liabilities;

     (4) an Assignment and Assumption of Lease, in substantially the form attached hereto as Exhibit 3.2(b)(4) (the "Assignment and Assumption of Lease"), assigning Sellers interest in the Real Property Lease;

     (5)  consents   from  third   persons  that  are  required  to  effect  the
          assignments set forth in the Assignment and Assumption Agreement and the Assignment and Assumption of Lease;

     (6) Sellers' keys to the safe deposit boxes and Sellers' records related to the safe deposit box business at the Banking Centers;

     (7)  Sellers' files and records related to the Loans;

     (8) Sellers' records related to the Deposit Liabilities assumed by Purchasers;

     (9) immediately available funds in the net amount shown as owing to Purchasers by Sellers on the Closing Statement, if any;

     (10) the Coins and Currency;

     (11) such of the other assets to be purchased as shall be capable of physical delivery;

     (12) a certificate of a proper officer of each Seller, dated as of the Closing Date, certifying to the fulfillment of all conditions which are the obligation of that Seller and that all of the representations and warranties of such Seller set forth in this Agreement remain true and correct in all material respects as of Effective Time;

     (13) copies of resolutions of the Board of Directors of each Seller, or the Executive Committees of a Seller, approving the sales contemplated herein;

     (14) a Closing Statement using amounts shown on the Pre-Closing Balance Sheet, substantially in the form attached hereto as Exhibit 3.2(b)(14) (the "Closing Statement");

     (15) an affidavit of each Seller certifying that such Seller is not a "foreign person" as defined in the federal Foreign Investment in Real Property Tax Act of 1980;

     (16) the Power of Attorney;

     (17) such title insurance affidavits as may be required by the title insurance company; and

     (18) such certificates and other documents as the parties and their respective counsel may reasonably require to evidence receipt of all necessary regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement.

     It is understood  that the items listed in items (6), (7), (8),  (10),  and
     (11) shall be transferred at the Banking Centers immediately after the Banking Centers have closed for business on the Closing Date.

(c) At the Closing, subject to all the terms and conditions of this Agreement, Purchasers shall execute and deliver to Sellers:

     (1)  the Assignment and Assumption Agreement;

     (2)  the Assignment and Assumption of Lease;

     (3) a certificate and receipt acknowledging the delivery and receipt of possession of the Assets and records referred to in this Agreement;

     (4) immediately available funds in the net amount shown as owing to Sellers by Purchasers on the Closing Statement, if any;

     (5) a certificate of a proper officer of each Purchaser, dated as of the Closing Date, certifying to the fulfillment of all conditions which are the obligation of that Purchaser and that all of the representations and warranties of that Purchaser set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

     (6) copies of resolutions of the Board of Directors, or the Executive Committee, of each Purchaser approving the purchases contemplated herein; and

     (7) such certificates and other documents as Sellers and their counsel may reasonably require to evidence the receipt by Purchasers of all necessary regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement.

(d) All instruments, agreements, and certificates described in this Section 3.2 shall be in form and substance reasonably satisfactory to the parties' respective legal counsel.

Section 3.3. Post Closing Adjustments.
-----------  ------------------------

(a) Not later than 30 days after the Effective Time (the "Post-Closing Balance Sheet Delivery Date"), Huntington shall deliver to Purchasers a balance sheet dated as of the Effective Time and prepared in accordance with generally accepted accounting principles consistently applied reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (the "Post-Closing Balance Sheet"), including, but not limited to, the specific items described in paragraph 2.2(a)(1) through (4) above, as adjusted, together with a copy of Huntington's calculation of the adjusted purchase price and amounts payable thereunder. Additionally, Huntington shall deliver to Purchasers a final list of Loans purchased, individually identified by account number. Huntington shall afford Purchasers and their accountants and attorneys the opportunity to review all work papers and documentation used by Huntington in preparing the Post-Closing Balance Sheet. Within 15 days following the Post-Closing Balance Sheet Delivery Date (the "Adjustment Payment Date"), Huntington and Purchasers shall effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet and resulting changes in the purchase price, together with interest thereon computed from the Effective Time to the Adjustment Payment Date at the applicable Federal Funds Rate (as hereinafter defined).

(b) In the event that a dispute arises as to the appropriate amounts to be paid to either party on the Adjustment Payment Date, each party shall pay to the other on such Adjustment Payment Date all amounts other than those as to which a dispute exists. Any disputed amounts retained by a party which are later found to be due to the other party shall be paid to such other party promptly upon resolution with interest thereon from the Effective Time to the date paid at the applicable Federal Funds Rate.

(c) The Federal Funds Rate shall be the mean of the high and low rates quoted for Federal Funds in the Money Rates column of The Wall Street Journal adjusted as such mean may increase or decrease during the period between the Effective Time and the date paid.


                          ARTICLE IV - INDEMNIFICATION
                          ----------------------------

Section   4.1.   Huntington's   Indemnification   of   Purchasers.
-------------    ------------------------------------------------

(a) Subject to any limitations in this Section 4.1, Section 4.4, or otherwise contained in this Agreement, Huntington shall indemnify, hold harmless, and defend Purchasers from and against (i) any breach by Sellers of any representation or warranty contained herein, (ii) claims, losses, liabilities, demands, and obligations, including reasonable attorneys' fees and expenses, whether or not involving a third-party claim, and including costs of cleanup, containment, or other remediation, relating to any Title Defect or Material Adverse Environmental Condition existing prior to the Effective Time under the provisions of paragraph 2.10(c) or (d) or paragraph 2.11(b), and (iii) all claims, losses, liabilities, demands, and obligations, including reasonable attorneys' fees and expenses, arising out of any actions, suits, or proceedings commenced prior to the Effective Time (other than proceedings to prevent or limit the consummation of this transaction) relating to Sellers' operations at the Banking Centers. Except as otherwise provided in this Agreement, Huntington shall further indemnify, hold harmless, and defend Purchasers from and against all claims, losses, liabilities, demands, and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable, and operating expenses (including salaries, rents, and utility charges) incurred by Sellers prior to the Effective Time and which are claimed or demanded on or after the Effective Time, or which arise out of any actions, suits, or proceedings commenced on or after the Effective Time and which relate to Sellers' operations or transactions at the Banking Centers prior to the Effective Time.

(b) The Purchasers' sole remedy for a breach of the representations and warranties contained in Section 5.11 shall be to require the Sellers to (i) purchase any Loans which Purchasers in good faith deem to breach such representation and warranty at the principal amount thereof, plus accrued and unpaid interest, late charges, and any other charges thereon, in each case as of the time of the applicable purchase, or (ii) indemnify Purchasers in accordance with the other provisions of this Article IV, with

     Sellers having the right to choose between such measures. The remedies set forth in this paragraph 4.1(b) can be exercised only for a period ending on the earlier of 60 days after discovery of such breach or 12 months after the Closing Date. Alternatively, the parties may agree to extend that exercise period with respect to a particular Loan or group of Loans and permit Purchasers to continue their customary processing and collection efforts with respect to such Loans.

Section 4.2. Purchasers' Indemnification of Sellers.
-----------  --------------------------------------

Purchasers shall indemnify, hold harmless, and defend Sellers from and against any breach by Purchasers of any representation or warranty contained herein and all claims, losses, liabilities, demands, and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable, and operating expenses (including salaries, rents, and utility charges), which any of Sellers may receive, suffer, or incur in connection with operations and transactions occurring after the Effective Time and which involve the Banking Centers, the Transferred Assets, or the liabilities assumed by Purchasers pursuant to this Agreement.

Section 4.3. Claims for Indemnity.
-----------  --------------------

(a) A claim for indemnity under Sections 4.1 or 4.2 of this Agreement may be made by the claiming party at any time prior to (i) 120 months after the Effective Time in case of a claim under Section 4.1(a)(ii), and (ii) 24 months after the Effective Time for all other items, by the giving of written notice thereof to the other party. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within the prescribed period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such period shall cease and no indemnity shall be made therefor.

(b) In the event that any individual, association, corporation, limited liability company, partnership, limited liability partnership, trust, firm, or other entity (a "Person") not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim, or lawsuit may result in any liability, damage, or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 4.1 or 4.2 hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim, or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim, or lawsuit. In the event that the indemnifying party shall fail to respond within five calendar days after receipt of such notice of any such demand, claim, or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim, or lawsuit as it may in their discretion deem proper, at the cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim, or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party, and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party's approval will be implied if it does not respond within ten calendar days of their receipt of the notice of such settlement offer).


Section 4.4. Limitations on Indemnification and Survival.
-----------  -------------------------------------------

(a) Notwithstanding anything to the contrary contained in this Article IV, no indemnification shall be required to be made by either party until the aggregate amount of all such claims by a party exceeds $100,000. Once such aggregate amount exceeds $100,000, such party shall thereupon be entitled to indemnification for all amounts in excess of such $100,000. IN ADDITION, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS ARTICLE IV FOR ANY CONSEQUENTIAL LIABILITY, DAMAGE, OR LOSS THE INDEMNIFIED PARTY MAY SUFFER AS THE RESULT OF ANY DEMAND, CLAIM, OR LAWSUIT.

(b) Neither the Sellers, on the one hand, nor the Purchasers, on the other hand, shall be obligated to indemnify the other for more than $2,000,000 in the aggregate for all claims asserted by such party; provided, however, that the limitations contained in this Section 4.4(b) shall not apply to any claim of common law fraud or claims for indemnification for Excluded Assets.

(c) The provisions of Article IV shall survive the Effective Time for the periods specified in Sections 4.1(b) and 4.3(a), but in no event more than 120 months after the Effective Time.


              ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SELLERS
              -----------------------------------------------------

Except as otherwise specifically herein provided, and except as specifically disclosed to Purchasers in writing prior to the date hereof, or as otherwise disclosed as described in the particular Sections of this Article V, Huntington, on behalf of itself and its subsidiaries, hereby represents and warrants to Purchasers as follows:

Section 5.1. Corporate Organization.
-----------  ----------------------

Huntington is a bank holding company duly organized, validly existing, and in good standing under the laws of the State of Maryland. HNB is a national banking association duly organized, validly existing, and in good standing under the laws of the United States. Sellers have the corporate power and authority to carry on their respective businesses as currently conducted and to effect the transactions contemplated herein.

Section 5.2. No Violation.
-----------  ------------

The Banking Centers have been operated in all material respects in accordance with applicable laws, rules, and regulations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (i) Sellers' charters or bylaws; (ii) any material provision of any material agreement or any other material restriction of any kind to which either of the Sellers is a parties or by which either of the Sellers is bound; (iii) any material statute, law, decree, regulation, or order of any governmental authority; or (iv) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligations or loans to which either of the Sellers is a party.

Section 5.3. Corporate Authority.
-----------  -------------------

Prior to the Closing Date, the consummation of the transactions contemplated herein will have been duly authorized by the Board of Directors or the Executive Committee of each corporate entity conveying assets or liabilities to Purchasers under this Agreement. No further corporate authorization is necessary for Sellers to consummate the transactions contemplated hereunder.

Section 5.4. Enforceable Agreement.
-----------  ---------------------

This Agreement has been duly executed and delivered by Huntington and HNB and is the legal, valid, and binding agreement of Huntington and HNB, enforceable against each of Huntington and HNB in accordance with its terms.

Section 5.5. No Brokers.
-----------  ----------

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Huntington and Purchasers, and there has been no participation or intervention by any other Person employed or engaged by or on behalf of Sellers in such a manner as to give rise to any valid claim against Sellers or Purchasers for a brokerage commission, finder's fee, or like commission.

Section 5.6. Personal Property.
-----------  -----------------

Sellers own, and will convey to Purchasers at the Closing, all of Sellers' right, title, and interest to all of the Personal Property free and clear of any mortgages, liens, security interests, or pledges. Such items are in generally good working order other than items that are not material or items that do not, in the aggregate, exceed $25,000 in value.

Section 5.7. Real Property and Leased Banking Center.
-----------  ---------------------------------------

Sellers make the following additional representations regarding the Real Property and the leased Banking Center:

(a) Except as specifically set forth herein, Sellers have no knowledge of any condemnation proceedings pending against the Real Property or the leased Banking Center location.

(b) Except as specifically set forth herein, Sellers have not entered into any agreement regarding the Real Property or the leased Banking Center location, and to Seller's knowledge the Real Property and the leased Banking Center location are not subject to any claim, demand, suit, lien, proceeding, or litigation of any kind, pending or outstanding, which would materially affect or limit Purchasers' use and enjoyment of the Real Property or the leased Banking Center location or which would materially limit or restrict Sellers' right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

(c) To Sellers' knowledge, (i) no fact or condition exists which would result in the permanent termination or material impairment of access to the Real Property or the Leased Banking Center location from adjoining public streets or highways or in the permanent discontinuance of necessary utilities services to the Real Property or the Leased Banking Center location, and (ii) all sanitation, plumbing, refuse disposal, and similar facilities servicing the Banking Centers are in material compliance with applicable governmental regulations.

(d)  No  complaints  have been received by Sellers that Sellers are in violation of applicable building, zoning, platting, subdivision, use, safety, building, or similar laws, ordinances, regulations, and restrictions with respect to the Banking Centers. To Sellers' knowledge, there are no special or general assessments pending against or affecting the Real Property and, to Sellers' knowledge, no public improvements have been recently made which would cause special or general assessments to be assessed against the Real Property. Except for any encroachment which does not materially affect the use or value of the premises: (i) to Sellers' knowledge, there is no encroachment upon the Real Property from any buildings or improvements, if any, located on the adjacent property; and (ii) to Sellers' knowledge, there is no encroachment by the Real Property upon any adjacent property or upon any easements with respect to the adjacent property. There are no leases or other agreements by which any Person possesses or has a right to possess all or any portion of the Real Property other than those described in this Agreement or exhibits to this Agreement. To Sellers' knowledge, and except as disclosed by title insurance binder or by survey, there is no violation of any applicable building restriction or restrictive covenant. To Sellers' knowledge, the Real Property is adequately serviced by all utilities necessary for effective operation as presently used for a financial institution office.

Until  the  Closing  Date,   Purchasers'   sole  remedy  for  a  breach  of  the
representations and warranties in this Section 5.7 shall be as provided in Sections 2.10(c) and (d).

Section 5.8. Condition of Property.
-----------  ---------------------

Except as may be otherwise specifically set forth in this Agreement, the Real Property, the Leased Banking Center location, and the Personal Property to be purchased by Purchasers hereunder are sold "AS IS, WHERE IS," with no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement.

Section 5.9. Employees.
-----------  ---------

No Employee located in any of the Banking Centers is a party to any collective bargaining, employment, severance, termination, or change of control agreement or represented by a labor organization of any type other than Sellers' established terms of employment and severance policies. Sellers are unaware of any efforts during the past three years to unionize or organize the employees of any of the Banking Centers. Sellers will provide to Purchasers a true and correct list of all employees of the Banking Centers as of the date hereof, and a list of any and all bonus or incentive or other compensation arrangements or commitments, other than benefits plans applicable to all Huntington employees, for each such employee or for the employees as a group. Purchasers agree to keep such information in strictest confidence and to confine knowledge of such information to those of their officers and personnel who have a need to know such information in connection with the performance of their duties. None of the employees of the Banking Centers is a party to any employment contract, formal or informal, oral or written, or represented under any collective bargaining agreement relating to employment with Sellers.

Section 5.10. Assumed Contracts.
------------  -----------------

Sellers have delivered to Purchasers a true and complete copy of each Real Property Lease, Equipment Lease, Software License, Safe Deposit Contract, and Operating Contract that is to be assumed by Purchasers. Each Real Property Lease, Equipment Lease, Software License, Safe Deposit Contract, and Operating Contract is valid and subsisting and in full force and effect. Sellers have performed in all material respects all obligations required to be performed by Sellers thereunder and no condition exists which constitutes or, with notice, or lapse of time, would constitute a material default thereunder. To Sellers' knowledge, all other parties to each Real Property Lease, Equipment Lease and Software License have performed in all material respects all obligations required to be performed by such parties thereunder and no condition exists which constitutes or, with notice, or lapse of time, would constitute a material default thereunder by such other parties.

Section 5.11. Loans.
------------  -----

(a) Each Loan was made in the ordinary course of business, has been properly executed by the parties thereto, represents the valid and binding obligation of the obligor, enforceable by the holder thereof in accordance with its terms, is free from any material defenses, contains customary enforcement provisions such that the rights and remedies of the holder thereof are adequate for enforcement of the Loans, and, unless approved by Sellers and documented in their files, no material provision of a Loan has been waived.

(b) Each Loan (such term to include, for purposes of this paragraph, the principal documents relating in any way to such Loans, including notes, mortgages, security instruments, and guarantees) complies and has been administered in all material respects with all requirements of applicable federal, state, and local laws and regulations.

(c) Each Loan that is secured by collateral is secured by a perfected mortgage or security interest in the collateral in favor of Sellers as mortgagee or secured party and having the priority as documented in Sellers' files. No collateral has been released from the lien granted to Sellers, unless approved by Sellers and documented in their files.

(d) No selection procedures believed to be adverse to Purchasers have been utilized by Sellers in selecting the Loans.

(e) Except as may be otherwise specifically set forth in this Agreement, all Loans (such term to include, for purposes of this paragraph, the principal documents relating in any way to such Loans, including notes, mortgages, security instruments, and guarantees) transferred to Purchasers hereunder are transferred "AS IS, WHERE IS," with no warranties or representations whatsoever, except as may be expressly represented or warranted in this
     Section 5.11. Purchasers' sole remedy for a breach of the representations and warranties in this Section 5.11 shall be as provided in paragraph 4.1(b).

Section 5.12. Environmental Matters.
------------  ---------------------

Except as previously disclosed to Purchasers in writing, to the actual knowledge of the Executive Officers of Sellers or the senior property management officer for the geographic region in which the Banking Centers are located, and without any investigation by such officers:

(a) Each Banking Center is, in all material respects, in compliance with all applicable federal, state, local, or municipal statutes, ordinance, laws, and regulations and all orders, rulings, or other decisions of any court, administrative agency, or any other governmental authority relating to the protection of the environment.

(b) No Banking Center is constructed of, nor does it contain as a component part, any material (either in its present form or as it may reasonably be expected to change through aging or normal use) which reasonably can be expected to release any substance, whether gaseous, liquid, or solid or that is known to be (either by single exposure or by repeated or prolonged exposure) injurious or hazardous to the health of persons occupying the premises or is a Hazardous Substance (defined below). Without limiting the generality of this Section, each Banking Center is, and during all applicable limitation periods has been, to Sellers' knowledge, free of asbestos except to the extent properly sealed or encapsulated in compliance with all applicable Environmental Laws (defined below) and all work-place safety, disability and health laws, regulations, and guidelines so as to completely prevent the escape of asbestos particles or fibers.

(c) During Sellers' ownership and operation, no part of any Banking Center has been used for the manufacture, handling, storage, or disposal of Hazardous Substances, except for conventional cleaning and maintenance materials in quantities customary for commercial operations of the nature conducted by Sellers at such Banking Center.

(d) Except as disclosed in writing to Purchasers, no Banking Center contains, nor has ever contained, an "underground storage tank" as that term is defined in the Federal Hazardous and Solid Waste Amendments of 1984 to the Resource Conservation and Recovery Act.

(e) There is no action, suit, investigation, inquiry, or other proceeding, ruling, order, or citation involving Sellers, pending, threatened, or previously asserted as a result of any actual or alleged failure to comply with any requirement of any Environmental Laws with respect to any Banking Centers, and there is no factual basis for any of the foregoing. Sellers have not received a notice that they are a potentially responsible party under any state or federal Environmental Law.

(f) Neither Seller is an "owner or operator" of a "facility" or "vessel," as those terms are defined in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A. ss. 9601 ("CERCLA"), thereby owning, possessing, transporting, generating, or disposing of any Hazardous Substances in relation to any Banking Center.

For purposes of this Section 5.12, "Hazardous Substances" has the meaning defined in Section 9601 of CERCLA, and includes any substance that is now or hereafter regulated by or subject to any Environmental Laws and any other pollutant, contaminant, or waste, including, without limitation, asbestos, radon, polychlorinated biphenyls, and petroleum products; and "Environmental Laws" mean all laws (civil or common), ordinances, rules, regulations, and orders that: (i) regulate solid waste management, including the containment, storage, handling, transportation, disposal, or management of Hazardous Substances; (ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substances. Until the Closing Date, Purchasers' sole remedy for a breach of the representations and warranties in this Section 5.12 shall be as provided in Section 2.11(b).

Section 5.13. Deposit Liabilities.
------------  -------------------

No selection procedures believed to be adverse to Purchasers have been utilized by Sellers in selecting the Deposit Liabilities. The Deposit Liabilities are insured by the FDIC to the fullest extent permitted by federal law and no action is pending or has been threatened by the FDIC against Sellers with respect to the termination of such insurance. Sellers are classified 1-A for purposes of calculating FDIC Insurance premiums. To Sellers' knowledge, the Deposit Liabilities (i) are in all respects genuine and enforceable obligations of Sellers and have been acquired and maintained in full compliance with all applicable Laws, including but not limited to the Truth in Savings Act and regulations promulgated thereunder; (ii) were acquired in the ordinary course of

Sellers' business; and (iii) are not subject to any claims with respect to such Deposit Liabilities that are superior to the rights of persons shown on the records delivered to Purchasers indicating the owners of the Deposit Liabilities, other than claims against such Deposit Liabilities owners, such as state and federal tax liens, garnishments, and other judgment claims, which have matured or may mature into claims against the respective Deposit Liabilities.

Section 5.14. Books, Records, Documentation, etc.
------------  ----------------------------------

The books and records of the Banking Centers are correct, accurate, and complete, in all material respects, have been maintained in a consistent and a customary manner, and are in material compliance with all applicable federal and state laws and regulations and customary banking practices. The deposit- and lending-related forms, notices, statements, and related documentation, as well as Sellers' policies, procedures, and practices with respect thereto, used at the Banking Centers comply in all material respects with applicable federal and state laws and regulations and customary banking practices.

Section 5.15. Litigation.
------------  ----------

There are no actions, causes of action, claims, suits, or proceedings, pending or, to Sellers' knowledge, threatened, against Sellers relating to the Banking Centers or materially affecting the Banking Centers, whether at law, in equity or before or by a governmental department, commission, board, bureau, agency, or instrumentality. For purposes of this section, claims will be considered to materially affect the Banking Centers if the aggregate amount of such claims exceeds $10,000.

Section 5.16. Tax Matters.
------------  -----------

Sellers have complied with the requirements of the Internal Revenue Service regarding taxpayer identification number certification, interest information reporting, and backup withholding of interest payable in connection with Deposit Liabilities. Sellers have filed all federal, state, county, local, and foreign tax returns, including information returns, required to be filed by them in connection with Sellers' operation of the Banking Centers, and have paid all taxes owed by them, including those with respect to withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise, and sales taxes, and no taxes shown on such returns or assessments received by them are delinquent. Sellers have paid all taxes which they are required to withhold from amounts owing to employees, creditors, holders of Deposit Liabilities, or other third parties. For all completed years, Sellers have duly and timely sent to each holder of Deposit Liabilities a Form 1099 (or a substitute form permitted by law) relating to interest, earnings, or dividends paid on such accounts for those periods.

Section 5.17. Limitation and Survival of Representations and Warranties.
------------  ---------------------------------------------------------

Except as may be expressly represented or warranted in this Agreement, neither Huntington nor any other Seller makes any representation or warranty whatsoever with regard to any asset being transferred to Purchasers or any liability or obligation being assumed by Purchasers or as to any other matter or thing. The foregoing representations and warranties shall survive the Effective Time for a period of 24 months, except Section 5.13, which shall survive the Effective Time for a period of six months, and except as otherwise specifically herein provided.


            ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF PURCHASERS
            ---------------------------------------------------------

Except as otherwise specifically herein provided, Purchasers hereby represent and warrant to Sellers as follows:

Section 6.1. Corporate Organization.
-----------  ----------------------

First United is a corporation, duly organized and validly existing, and in good standing under the laws of the State of Maryland. First United Bank is a state chartered banking corporation, duly organized and validly existing, and in good standing under the laws of the State of Maryland. Purchasers have the corporate power and authority to carry on the business being acquired, to assume the liabilities being transferred, and to effect the transactions contemplated herein.

Section 6.2. No Violation.
-----------  ------------

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate or conflict with (i) Purchasers' charters or bylaws, (ii) any material provision of any material agreement or any other material restriction of any kind to which either of the Purchasers is a party or by which either of the Purchasers is bound, (iii) any material statute, law, decree, regulation, or order of any governmental authority, or (iv) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which either of the Purchasers is a party.

Section 6.3. Corporate Authority.
-----------  -------------------

Prior to the Closing Date, the consummation of the transactions contemplated herein will have been duly authorized by the Board of Directors or Executive Committee of each of the Purchasers. No further corporate authorization on the part of Purchasers is necessary to consummate the transactions contemplated hereunder.

Section 6.4. Enforceable Agreement.
-----------  ---------------------

This Agreement has been duly executed and delivered by Purchasers and is the legal, valid, and binding agreement of Purchasers, enforceable in accordance with its terms.

Section 6.5. No Brokers.
-----------  ----------

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchasers and Huntington and there has been no participation or intervention by any other Person employed or engaged by or on behalf of Purchasers in such a manner as to give rise to any valid claim against Sellers or Purchasers for a brokerage commission, finder's fee, or like commission.

Section 6.6. Survival of Representations and Warranties.
-----------  ------------------------------------------

The foregoing representations and warranties shall survive the Effective Time for a period of 24 months.


     ARTICLE VII - OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME
     ----------------------------------------------------------------------

Section 7.1. Full Access.
-----------  -----------

Sellers shall afford to the officers and authorized representatives of Purchasers, upon prior notice and subject to Huntington's normal security requirements, access to the properties, books, and records pertaining to the Banking Centers, specifically including but not limited to all books and records relating to the Deposit Liabilities, the Loans, the Real Property, and the Personal Property, and copies of the Real Property Lease, Equipment Leases, and Software Leases in order that Purchasers may have full opportunity to make reasonable investigations and to engage in operational planning, at reasonable times, without interfering with the normal business and operations of the Banking Centers or the affairs of Huntington relating to the Banking Centers. Sellers will cooperate with Purchasers to the extent reasonably requested and legally permissible to provide Purchasers with information about Employees and a means to meet with Employees. The officers of Sellers shall furnish Purchasers with two standard sets of such additional financial and operating data and other information as to their business and properties at the Banking Centers, or where otherwise located, as Purchasers may, from time to time, reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to effect this transaction. Any additional copies of such information shall be produced and provided at Purchasers' expense. Nothing in this Section 7.1 shall require Sellers to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets, or marketing or strategic plans. Records, including credit information relating to the Loans, will be made available for review by Purchasers no later than 30 calendar days after the execution of this Agreement. It is understood that certain of Sellers' records may be available only in the form of photocopies, film copies, or other non-original and non-paper media.

Section 7.2. Delivery of Magnetic Media Records.
-----------  ----------------------------------

Sellers shall prepare or cause to be prepared at their expense and make available to Purchasers at Sellers' data processing center or other reasonably convenient location magnetic media records in Sellers' field format as soon as possible and in any event not later than 30 calendar days after the execution of this Agreement and further shall make available to Purchasers such records updated monthly and as of the Closing Date, which records shall contain the information related to the items described in items 3.2(b)(6), (7), and (8) above. Such updated records shall be made available at such time after the Closing Date as agreed to by the parties. At their option, Sellers may provide such reports in paper format instead of magnetic media format.

Section 7.3. Application for Approval.
-----------  ------------------------

Within 30 calendar days following the execution of this Agreement, Purchasers shall prepare and file applications required by law with the appropriate regulatory authorities for approval to purchase and assume the aforesaid assets and liabilities, to establish branches at the location of the Banking Centers, and to effect in all other respects the transactions contemplated herein. Purchasers agree to process such applications in a diligent manner and on a priority basis and to provide Huntington promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use their best efforts to obtain all necessary regulatory approvals. On the date hereof, Purchasers know of no reason why such applications should not receive all such approvals. Purchasers shall promptly notify Huntington upon receipt by Purchasers of notification that any application provided for hereunder has been accepted or denied. Sellers shall provide such assistance and information to Purchasers as shall be reasonably necessary for Purchasers to comply with the requirements of the applicable regulatory authorities.

Section 7.4. Conduct of Business; Maintenance of Properties.
-----------  ----------------------------------------------

From the date hereof until the Effective Time, Sellers shall:

     (1) carry on, or cause to be carried on, the business of the Banking Centers substantially in the same manner as on the date hereof, use all reasonable efforts to preserve intact their current business organization and preserve their business relationships with depositors, customers, and others having business relationships with it and whose accounts will be retained at the Banking Centers; provided, however, that a Seller need not, in their sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Banking Centers;

     (2)  cooperate   with  and  assist   Purchasers  in  assuring  the  orderly
          transition of the business of the Banking Centers to Purchasers from Sellers; and

     (3) maintain the Real Property, the leased Banking Center location, and the Personal Property in their current condition, ordinary wear and tear excepted.

Section 7.5. No Solicitation by Sellers.
-----------  --------------------------

(a) After the execution of this Agreement, Sellers will take reasonable steps to avoid causing Banking Centers customers to transfer all or part of their Deposit or Loan business from the Banking Centers. For a period of 24 months after the Closing Date, Sellers will not establish any new branch facility or install any automated teller machines at any location within Berkeley County; provided, however, that this restriction will not apply to any branch existing as of the date of this Agreement nor prohibit Sellers from acquiring a branch facility or automated teller machine as part of an acquisition of another bank or bank holding company that has at least 85% of their total deposits attributed to branch offices located outside Berkeley County. As of the date of this Agreement, Sellers do not have any plans to make any such acquisitions, but Sellers may make such acquisitions in the future. In addition, for a period of 24 months after the Closing Date, Sellers will not specifically target or solicit customers assigned to the Banking Centers; provided, however, that this restriction shall not restrict general mass mailings, telemarketing calls, statement stuffers, and other similar communications directed to all the current customers of Sellers or Sellers' affiliates, or to the public or newspaper, radio, or television advertisements of a general nature or otherwise prevent Sellers from taking such actions as may be required to comply with any applicable federal or state laws, rules, or regulations. The foregoing restriction shall not restrict the ability of Sellers or any of their affiliates from:
     (i) engaging in the lines of business excluded from the Transferred Assets, namely, the Dealer Sales line of business, the Mortgage Loan Origination line of business, the Merchant Card Services line of business, and the Credit Card Program, and (ii) soliciting customers whose accounts are normally established or maintained in offices other than the Banking Centers. In addition, it is understood and agreed that the restrictions contained in this paragraph 7.5(a) shall not be binding upon or apply to any Person who merges, consolidates, or otherwise becomes affiliated with Sellers, or any of such Persons' affiliates or successors, as a result of a business combination transaction where such business combination transaction was not undertaken for the primary purpose of re-entering the retail and corporate branch banking business within the area restricted by this paragraph 7.5(a). The obligations of the parties hereunder shall specifically survive the Closing for a period of 24 months.

(b)  In order to facilitate  Sellers'  compliance with the  restrictions in this
     Section 7.5, Purchasers will give prompt notice to Sellers of any mailing or other form of marketing that it determines is not consistent with such restrictions.

Section 7.6. Efforts to Consummate; Further Actions.
-----------  --------------------------------------

The parties hereto agree to use all reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to Closing. The parties hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. Included in such actions shall be the execution and delivery of additional powers of attorney and such other documents and instruments as shall be prepared and reasonably requested by Purchasers to transfer the Loans and all collateral related thereto. Such assistance will be provided to the Purchasers without costs for Sellers' personnel for a period of at least 12 months after the Closing Date.

Section 7.7. Fees and Expenses.
-----------  -----------------

Subject to the provisions of Section 10.3 and except as provided in Sections 2.9, 2.11(b), and this Section 7.7, Purchasers shall be responsible for the costs of all title examinations, surveys, environmental investigation costs, their own attorneys' and accountants' fees and expenses, software license and transfer fees, recording costs, transfer fees, sales and use and other transfer taxes, regulatory applications, and other expenses arising in connection therewith as well as all costs and expenses associated with the transfer or perfection of any security interest or lien securing Loans transferred hereunder. Purchasers shall pay the costs of title insurance premiums and documentary stamps and similar real estate transfer charges. Sellers shall be responsible for their own attorneys' and accountants' fees and expenses related to this transaction. Sellers shall make no charge to the Purchasers for Sellers' personnel assigned to transition matters hereunder.

Section 7.8. Breaches with Third Parties.
-----------  ---------------------------

If the assignment of any material claim, contract, license, lease, commitment, sales order, or purchase order (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Purchasers or Sellers thereunder, then such assignment will be made subject to such consent or approval being obtained.

Section 7.9. Operations.
-----------  ----------

Notwithstanding the foregoing, between the date of this Agreement and the Effective Time, and except as may be otherwise required by regulatory authority, Sellers shall underwrite and administer the Loans at the Banking Centers in accordance with their past standards and practices and in accordance with applicable laws and regulations and shall not without the prior consent of Purchasers, which consent shall not be unreasonably withheld:

     (1) cause the Banking Centers to engage or participate in any material transaction or incur or sustain any obligation which is material to their business, condition, or operation;

     (2) cause the Banking Centers to transfer to Sellers' other operations any material amount of Transferred Assets, except for (i) supplies, if any, which have unique function in Sellers' business and ordinarily would not be useful to Purchasers, (ii) cash and other normal intrabank transfers which may be transferred in the ordinary course of business in accordance with normal banking practices, and (iii) signs, or those parts thereof, bearing Sellers name and/or logo;

     (3) except in the ordinary course of business at the unsolicited request of depositors (i) cause the Banking Centers to transfer to Sellers' other operations any Deposit Liabilities, or (ii) cause any of Sellers' other operations to transfer to the Banking Centers any Deposit Liabilities;

     (4) invest in any fixed assets on behalf of the Banking Centers and for replacements of furniture, furnishing, and equipment except for normal maintenance and refurbishing purchased or made in the ordinary course of business;

     (5) enter into or amend any continuing contract (other than Deposit Liabilities and Loans) relating to the Banking Centers, which cannot be terminated without cause and without payment of any amounts as a penalty, bonus, premium, or other compensation for termination, or which is not made in the ordinary course of business;

     (6) undertake any actions which are inconsistent with a program to use all reasonable efforts to maintain good relations with customers and with employees employed at the Banking Centers, unless such actions are required or permitted by this Agreement;

     (7) hire any individual into the Banking Centers (other than to replace a departing employee and/or to bring the number of employees at the Banking Centers to normal staffing levels), transfer or reassign any employee of the Banking Centers (other than within the group of Banking Centers), increase the compensation of any employee of the Banking Centers, or promote any of the employees, except where any such action is pursuant to and consistent with customary Sellers' procedures and policies;

     (8) make any material change to their customary policies for setting rates on deposits offered at the Banking Centers;

     (9) amend or modify any of their promotional, deposit account, or Loan practices at the Banking Centers other than amendments or modifications in the ordinary course of business in accordance with amendments or modifications undertaken at Sellers' branches other than the Banking Centers;

     (10) enter into any employment severance, termination, or change in control contracts or understandings with any employee of the Banking Centers;

     (11) reduce the service charges on any deposit product or fee-based product (e.g. safe deposit boxes, money orders, cashier's checks) unless such reduction is implemented generally in Sellers' other branches;

     (12) lease or sublease any space in the Banking Centers,

     (13) until the Effective Time fail to maintain and update their general ledger on a basis consistent with their past accounting practices; or

     (14) undertake any actions which would result in a Title Defect or fail to take any action to remove or cure a Title Defect caused by the Sellers after the date hereof.

Section 7.10. Destruction and Condemnation.
------------  ----------------------------

If any of the Banking Centers is damaged or destroyed or condemned between the date hereof and the Closing Date, unless Sellers have repaired or replaced the damage or destroyed property, Purchasers may elect, in their sole discretion, to either (i) not acquire the damaged Banking Center and the related assets and liabilities or, (ii) acquire the damaged Banking Center, in which event Sellers will deliver to Purchasers any insurance proceeds, condemnation proceeds, or other payment with respect to the Banking Centers.

Section 7.11. Insurance.
------------  ---------

As of the Effective Time, Huntington will discontinue their insurance coverage maintained in connection with the Banking Centers and the activities conducted thereon. Purchasers shall be responsible for all insurance protection for the Banking Centers' premises and the activities conducted thereon immediately following the Effective Time. Huntington shall bear the risk of loss until the Effective Time.

Section 7.12. Public Announcements.
------------  --------------------

Sellers and Purchasers agree that, from the date hereof, neither shall make any public announcement or public comment, regarding this Agreement or the transactions contemplated herein without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment. Further, Sellers and Purchasers acknowledge the sensitivity of this transaction to the Employees and no announcements or communications with the public or the Employees shall be made without the prior approval of Sellers until the Effective Time.

Section 7.13. Tax Reporting.
------------  -------------

Sellers shall comply with all tax reporting obligations in connection with transferred assets and liabilities on or before the Effective Time, and Purchasers shall comply with all tax reporting obligations with respect to the Transferred Assets and liabilities after the Effective Time.

Section 7.14. Transitional Matters.
------------  --------------------

Sellers shall use their best efforts to cooperate with Purchasers to assure an orderly transition of ownership of the Transferred Assets and Loans and responsibility for the liabilities, including the Deposit Liabilities, assumed by Purchasers hereunder.


              ARTICLE VIII - CONDITIONS TO PURCHASERS' OBLIGATIONS
              ----------------------------------------------------

The obligation of Purchasers to complete the transactions contemplated in this Agreement is conditioned upon fulfillment, on or before the Closing Date, of each of the following conditions:

Section 8.1. Representations and Warranties True.
-----------  -----------------------------------

The representations and warranties made by Sellers in this Agreement shall be true in all material respects on and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Purchasers.

Section 8.2. Obligations Performed.
-----------  ---------------------

Sellers shall have (i) delivered or made available to Purchasers those items required by Section 3.2(b) hereof, and (ii) performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

Section 8.3. No Adverse Litigation.
-----------  ---------------------

As of the Effective Time, no action, suit, or proceeding shall be pending or threatened against Sellers which is reasonably likely to (i) materially and adversely affect the business, properties, and assets of the Banking Centers, or
(ii) materially and adversely affect the transactions contemplated herein.

Section 8.4. Regulatory Approval.
-----------  -------------------

(a) Purchasers shall have received all necessary regulatory approvals of the transactions provided in this Agreement, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit, or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

(b) Such approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Purchasers.

                 ARTICLE IX - CONDITIONS TO SELLERS' OBLIGATIONS
                 -----------------------------------------------

The obligation of Sellers to complete the transactions contemplated in this Agreement is conditioned upon fulfillment, on or before the Closing Date, of each of the following conditions:

Section 9.1. Representations and Warranties True.
-----------  -----------------------------------

The representations and warranties made by Purchasers in this Agreement shall be true in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Sellers.

Section 9.2. Obligations Performed.
-----------  ---------------------

Purchasers shall have (i) delivered to Sellers those items required by Section 3.2(c) hereof, and (ii) performed and complied in all material respects, with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 9.3. No Adverse Litigation.
-----------  ---------------------

As of the Effective Time, no action, suit, or proceeding shall be pending or threatened against Purchasers or Sellers which might materially and adversely affect the transactions contemplated hereunder.

Section 9.4. Regulatory Approval.
-----------  -------------------

(a) Purchasers shall have received from the appropriate regulatory authorities approval of the transactions contemplated herein; the waiting periods required by law to pass shall have passed; no proceeding to enjoin, restrain, prohibit, or invalidate such transactions shall have been instituted or threatened; and any conditions of any regulatory approval shall have been met.

(b) Purchasers' regulatory approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Sellers.

Section 9.5. Lessors' Consents.
-----------  -----------------

Sellers shall have obtained such consents or approvals from the lessor or sublessor as are deemed necessary or desirable by Sellers to the assignment or sublease of the Real Property Lease.

                             ARTICLE X - TERMINATION
                             -----------------------

Section 10.1. Methods of Termination.
------------  ----------------------

This Agreement may be terminated in any of the following ways:

          (1) by either Purchasers or Sellers, in writing five calendar days in advance of such termination, if the Closing has not occurred by August 31, 2003 (provided that a party shall not be permitted to terminate this Agreement on such date if the failure of the Closing to occur prior to such date arises out of or results from the actions, inactions, or omissions of the terminating party);

          (2) at any time on or prior to the Effective Time by the mutual consent in writing of Huntington and Purchasers;

          (3) by Huntington in writing if the conditions set forth in Article IX of this Agreement shall not have been met by Purchasers or waived in writing by Huntington prior to the Closing Date;

          (4) by Purchasers in writing if the conditions set forth in Article VIII of this Agreement shall not have been met by Sellers or waived in writing by Purchasers prior to the Closing Date;

          (5) any time prior to the Effective Time, by Purchasers or Huntington in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking, or obligation contained herein, and such breach has not been cured by the earlier of 30 calendar days after the giving of notice to the breaching party of such breach or the Effective Time; provided, however, that there shall be no cure period in connection with any breach of Section 7.3 hereof, so long as such breach by Purchasers was not caused by any action or inaction of Sellers, and Huntington may terminate this Agreement immediately if regulatory applications are not filed within 30 calendar days after the date of this Agreement as provided in that section; or

          (6) by Huntington in writing at any time after any applicable regulatory authority has finally denied approval of any application of Purchasers for approval of the transactions contemplated herein.

Section 10.2. Procedure Upon Termination.
------------  --------------------------

In the event of termination pursuant to Section 10.1 hereof, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

          (1) each party will return all documents, work papers, and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same;

          (2) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons; and

          (3)  each party will pay their own expenses.

Section 10.3. Payment of Expenses.
------------  -------------------

Notwithstanding section 10.2(3), should the transactions contemplated herein not be consummated because of a party's breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization, and documentation, their reasonable outside legal, accounting, consulting, and other out-of-pocket expenses.


                      ARTICLE XI - MISCELLANEOUS PROVISIONS
                      -------------------------------------

Section 11.1. Assignment to Subsidiaries.
------------  --------------------------

At its discretion, Huntington may cause the obligations of Sellers under this Agreement to be fulfilled by its banking and corporate subsidiaries. Upon identification by Huntington of the subsidiaries to be considered a Seller, Huntington shall cause that subsidiary to enter into such agreements as may be necessary to bind those subsidiaries as additional parties to this Agreement.

Section 11.2. Amendment and Modification.
------------  --------------------------

The parties hereto, by mutual consent, my amend, modify, and supplement this Agreement in such manner as may be agreed upon by them in writing.

Section 11.3. Waiver or Extension.
------------  -------------------

Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (i) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (ii) compliance with any of the undertakings, obligations, covenants, or other acts contained herein.

Section 11.4. Assignment.
------------  ----------

This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but, except as provided in Section 11.1 above, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other.

Section 11.5. Confidentiality.
------------  ---------------

Purchasers and Sellers agree that any confidentiality agreements between Purchasers and Sellers shall survive the execution hereof and the consummation of the transactions contemplated herein.

Section 11.6. Addresses for Notices, Etc.
------------  ---------------------------

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) deposited in the United States Mail by registered or certified mail, return receipt requested, (iii) sent by telecopier (with electronic confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or
(iv) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

   If to Sellers, to:    Huntington Bancshares Incorporated
                         41 South High Street
                         Columbus, Ohio  43287
                         Attn:  Milton D. Baughman, Senior Vice President
                         Facsimile Number:  (614) 480-5930
  with a copy to:        Richard A. Cheap, Esq.
                         General Counsel and Secretary
                         Huntington Bancshares Incorporated
                         41 South High Street
                         Columbus, Ohio  43287
                         Facsimile Number:  (614) 480-5485

  If to Purchasers, to:  First United Corporation
                         19 South Second Street
                         Oakland, Maryland 21550-0009
                         Attn: William B. Grant, Chairman and CEO
                         Facsimile Number: (301) 334-2318

  with copies to:        Carla Witzel
                         Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
                         233 E. Redwood Street
                         Baltimore, Maryland 21202
                         Facsimile Number: (410) 576-4246

Section 11.7. Counterparts.
------------  ------------

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.8. Headings.
------------  --------

The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part thereof.

Section 11.9. Governing Law.
------------  -------------

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to its conflict of laws provisions.

Section 11.10. Sole Agreement.
-------------  --------------

Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the sole agreement between the parties hereto respecting the transactions contemplated hereby and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

Section 11.11. Parties In Interest.
-------------  -------------------

Nothing in this Agreement, express or implied, including, without limiting the generality of the foregoing in any way, the provisions of paragraph 2.6(a) hereof, is intended or shall be construed to confer upon or give to any Person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant, or agreement contained herein.

Section 11.12. Calculation of Dates and Deadlines.
-------------  ----------------------------------

Unless otherwise specified, any period of time to be determined under this Agreement shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Agreement shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Columbus, Ohio.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

HUNTINGTON BANCSHARES INCORPORATED


By: /s/ Richard A. Cheap
    --------------------------------------
    Richard A. Cheap, Secretary

THE HUNTINGTON NATIONAL BANK


By: /s/ Milton D. Baughman
    --------------------------------------
    Milton D. Baughman, Senior Vice President

FIRST UNITED CORPORATION


By: /s/ William B.Grant
    --------------------------------------
    William B. Grant, Chairman of the Board and Chief Executive Officer

FIRST UNITED BANK & TRUST


By: /s/ William B. Grant
    --------------------------------------
    William B. Grant, Chairman of the Board and Chief Executive Officer

                        PURCHASE AND ASSUMPTION AGREEMENT

                                     Between

                       HUNTINGTON BANCSHARES INCORPORATED

                                       and

                            FIRST UNITED CORPORATION



                                LIST OF EXHIBITS


         Exhibit No.       Description
         -----------       -----------

         1.1               List of Banking Centers
         2.1(a)            List of Operating Contracts
         2.1(b)(1)         List of Excluded Assets
         2.4(b)            List of Excluded Loans
         2.4(j)            Form of Power of Attorney
         3.2(b)(1)         Form of Warranty Deed
         3.2(b)(2)         Form of Bill of Sale
         3.2(b)(3)         Form of Assignment and Assumption Agreement
         3.2(b)(4)         Form of Assignment and Assumption of Lease
         3.2(b)(14)        Form of Closing Statement

                                                                     EXHIBIT 1.1

                             LIST OF BANKING CENTERS



                             Martinsburg Main
                             100 South Queen Street
                             Martinsburg, WV 25401


                             South Foxcroft Office
                             980 Foxcroft Avenue
                             Martinsburg, WV 25401


                             South Berkeley Inwood Office
                             US Route 11 and Route 51
                             Inwood, WV 25428


                             Potomac Office
                             US Route 11 and Grade Road
                             Falling Waters, WV 25419


                             Commercial Loan Center
                             Martinsburg Main
                             100 South Queen Street
                             Martinsburg, WV 25401